Exhibit 99.1

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE February 2, 2012	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS REPORTS FISCAL 2012 FIRST QUARTER FINANCIAL RESULTS

➢	Company posts both record revenue of $134 million and record EPS of $0.98

➢	Strong expansion in base orders (those under $5 million) of 22 percent. Total orders decline 3 percent, reflecting year-over-year variability in volume of large orders

➢	Company increases previous fiscal 2012 growth outlook

Eden Prairie, Minn., February 2, 2012 – MTS Systems Corporation (NASDAQ: MTSC) today reported fiscal 2012 first quarter financial results.

“MTS continues to benefit from our leadership position in emerging geographies and our focus in technology application areas with promising growth potential” said interim Chief Executive Officer William V. Murray. “We posted record revenue and earnings per share during the first quarter of 2012 and, importantly, also realized a significant rise in base orders that are the core of our business. The prevailing global economic uncertainty requires vigilance, but I am pleased with the momentum we have sustained into fiscal 2012. Our order opportunity pipeline and backlog are healthy, our margins are in the historically high ranges, and near-term growth catalysts, such as technology evolution and regulatory mandates, remain strong.”

First Quarter Results

For the sixth quarter in a row, orders exceeded $115 million, totaling $134.8 million in the fiscal first quarter. Base orders rose 22 percent, reflecting continued growth in the Test business. There were no large orders ( >$5 million) in the quarter, while fiscal 2011 first quarter results included two large orders totaling approximately $29 million. Orders of that size can result in quarter-to-quarter fluctuations. Sensors orders increased 1 percent. Backlog is at a record high, increasing 18 percent compared to the prior year.

Revenue was $133.7 million, up 26 percent compared to the prior year, including 32 percent growth in Test, and a 7 percent gain in Sensors. Strong growth in Test standard products and higher beginning backlog drove the increase. The gross margin rate remained high at 43.9 percent, but was relatively flat compared to last year’s first quarter, reflecting a generally lower-margin product mix, offset by expense leverage from higher volume.

Income from operations totaled $23.5 million, up 27 percent compared to the prior year. The gain resulted from higher gross margin on increased volume. Operating expense as a percentage of revenue declined 1 percent from a year ago to 26 percent, but rose $7.0 million, principally due to planned investments in productivity initiatives and research and development.

Net earnings were $0.98 per share, compared to $0.86 per share in the prior year, reflecting higher income from operations, partially offset by a higher tax rate. The tax rate for the quarter rose to 33.4 percent from 26.6 percent primarily due to the benefit received from the enactment of favorable U.S. tax legislation in fiscal 2011 first quarter.

MTS News Release

Cash Position

Cash and cash equivalents at the end of the first quarter totaled $103.7 million, compared to $104.1 million at the end of fiscal 2011. During the first quarter, operating activities generated cash of $2.5 million. The company paid $4.0 million in dividends and invested $2.3 million in capital expenditures. The company’s strong financial condition continues to provide MTS with the flexibility to invest in initiatives intended to enhance both top- and bottom-line financial performance.

Segment Results

Test Segment:

Excluding large orders, base orders increased 28 percent driven by continued demand for new capital equipment and upgrades driven by product performance requirements and regulatory mandates. Total orders for the Test segment were $110.7 million, down 4 percent compared to the prior year. As noted above, prior-year orders included two large orders totaling approximately $29 million. Base orders for the Ground Vehicles, Materials and Structures markets grew 20 percent, 22 percent and 67 percent, respectively. Backlog was a record high $275 million, 20 percent above the first quarter of fiscal 2011.

Revenue grew 32 percent to $108.6 million, reflecting higher beginning backlog and strong standard product orders. Currency translation enhanced revenue by 1 percent.

Gross profit was $44.7 million, an increase of $11.1 million, or 33 percent versus the prior year, and the gross margin rate was 41.2 percent, an increase of 0.5 percentage points. The higher gross margin rate resulted from both volume leverage and lower warranty expense, partially offset by an overall lower-margin mix of custom project revenue.

Income from operations totaled $17.7 million, an increase of $4.9 million compared to the prior year, driven by higher revenue and gross profit rate. Operating expenses increased by $6.1 million, primarily due to higher spending in research and development and productivity initiatives. Operating expense as a percentage of revenue was 25 percent, flat compared to the prior year.

Sensors Segment:

Orders were $24.1 million, a 1 percent increase compared to the prior year. Mobile Hydraulics was up 34 percent, driven by demand in the Americas. Industrial market demand was down 4 percent primarily due to large customer order timing in Europe and Asia. Backlog decreased 4 percent to $16 million compared to the first quarter of fiscal 2011.

Revenue rose 7 percent to $25.1 million, as a result of shipments from backlog.

Gross profit was $14.0 million, up $0.9 million, or 7 percent, and the gross margin rate was 55.9 percent, essentially flat. Income from operations was $5.8 million, an increase of 1 percent, the result of higher gross profit, partially offset by higher operating expenses.

Outlook

Murray concluded, “Given the current global economic situation, we remain cautious as we move forward. But as we look ahead, we must also consider our strong first quarter which includes record backlog and a robust order pipeline for both segments. I believe our financial performance over the past few quarters reflects the importance our customers place on the solutions and products we deliver and that MTS is well positioned to win these market opportunities. Furthermore, we have a strong track record of successfully managing through economic uncertainty. Therefore, we are raising our revenue growth outlook for fiscal 2012 to the mid- to high-teens compared to our previous forecast of low double-digit revenue growth. Growth in earnings per share is dependent on revenue volume, but it is expected to be in the low to mid-teens, as we continue to make important investments in our future.”

MTS News Release

First Quarter Conference Call

A conference call will be held on February 3, 2012, at 10 a.m. EST (9 a.m. CST). Call +1-719-325-4837 (Toll Free: +1-877-857-6177); and reference the conference pass code “9874555.” Telephone re-play will be available until 12 p.m. CST, February 10, 2012. Call +1-719-457-0820 (Toll Free: +1-888-203-1112); and reference the conference pass code “9874555”.

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on February 7, 2012.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,003 employees and revenue of $467 million for the fiscal year ended October 1, 2011. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; an adverse outcome of the ongoing government investigation and proceedings that results in fines, penalties, or an extended suspension or debarment; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

MTS SYSTEMS CORPORATION
 Consolidated Statements of Income
 (unaudited - in thousands, except per share data)

	Three Fiscal Months Ended
	December 31,	January 1,
	2011	2011

Revenue	$133,697	$105,876
Cost of sales	74,984	59,204
Gross profit	58,713	46,672
Gross margin	43.9%	44.1%

Operating expenses:
Selling, general and administrative	30,205	25,070
Research and development	4,959	3,128
Total operating expenses	35,164	28,198

Income from operations	23,549	18,474
Operating margin	17.6%	17.4%

Interest expense, net	(206)	(427)
Other (expense) income, net	(23)	57

Income before income taxes	23,320	18,104
Provision for income taxes	7,781	4,815
Net income	$15,539	$13,289

Earnings per share:
Basic-
Earnings per share	$0.99	$0.87
Weighted average number of common shares outstanding - basic	15,681	15,305

Diluted-
Earnings per share	$0.98	$0.86
Weighted average number of common shares outstanding - diluted	15,832	15,526

MTS News Release

MTS SYSTEMS CORPORATION
 Consolidated Balance Sheets
 (unaudited - in thousands, except per share data)

	December 31,	October 1,
	2011	2011
ASSETS

Current Assets:
Cash and cash equivalents	$103,742	$104,095
Accounts receivable, net	104,096	82,510
Unbilled accounts receivable	51,137	54,554
Inventories	67,187	65,987
Other current assets	18,191	16,910
Total current assets	344,353	324,056

Property and equipment, net	56,161	56,252

Goodwill	16,197	16,027
Intangibles, net	25,799	25,843
Other assets	5,272	5,681
Total Assets	$447,782	$427,859

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$40,240	$40,285
Accounts payable	27,223	27,794
Advance payments from customers	74,566	63,307
Other accrued liabilities	57,330	64,228
Total current liabilities	199,359	195,614

Other long-term liabilities	21,413	21,397
Total Liabilities	220,772	217,011

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized:15,772 and 15,632 shares issued and outstanding as of December 31, 2011 and October 1, 2011, respectively	3,943	3,908
Additional paid-in capital	10,535	5,319
Retained earnings	196,938	185,332
Accumulated other comprehensive income	15,594	16,289
Total shareholders' investment	227,010	210,848
Total Liabilities and Shareholders' Investment	$447,782	$427,859

MTS News Release

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Fiscal Months Ended
	December 31,	January 1,
Test Segment	2011	2011	% Variance

Orders	$110,727	$115,807	-4%

Revenue	$108,628	$82,542	32%
Cost of Sales	63,917	48,985	30%
Gross profit	44,711	33,557	33%
Gross margin	41.2%	40.7%

Operating expenses	26,938	20,804	29%

Income from operations	$17,773	$12,753	39%

Sensors Segment

Orders	$24,103	$23,812	1%

Revenue	$25,069	$23,334	7%
Cost of Sales	11,067	10,219	8%
Gross profit	14,002	13,115	7%
Gross margin	55.9%	56.2%

Operating expenses	8,226	7,394	11%

Income from operations	$5,776	$5,721	1%

Total Company

Orders	$134,830	$139,619	-3%

Revenue	$133,697	$105,876	26%
Cost of Sales	74,984	59,204	27%
Gross profit	58,713	46,672	26%
Gross margin	43.9%	44.1%

Operating expenses	35,164	28,198	25%

Income from operations	$23,549	$18,474	27%